Reading International Announces

4th Quarter and Full Year 2013 Results

Revenue for the 2013 Twelve Months at $258.2 million compared to $254.4 million in 2012, up 1.5% over 2012

EBITDA(1) for the 2013 Quarter at $10.9 million compared to $8.8 million in 2012, up 23.9% over 2012

EBITDA(1) for the 2013 Twelve Months at $39.2 million compared to $36.8 million in 2012, up 6.6% over 2012

Los Angeles, California, - (BUSINESS WIRE) – March 5, 2014 - Reading International, Inc. (NASDAQ: RDI) announced today results for its quarter and twelve months ended December 31, 2013.

2013 Highlights

•

our revenue for the 2013 Twelve Months was $258.2 million compared to $254.4 million in the 2012 Twelve Months, an increase of $3.8 million or 1.5%,  driven primarily by increased revenue from our U.S. cinema operations;

•	our EBITDA(1) for the 2013 Quarter was $10.9 million compared to $8.8 million in the 2012 Quarter, an increase of $2.1 million or 23.9%;
•	our EBITDA(1) for the 2013 Twelve Months was $39.2 million compared to $36.8 million in the 2012 Twelve Months, an increase of $2.4 million or 6.6%
•	on May 29, 2013, we replaced our loan on the Minetta and Orpheum Theatres with a $7.5 million 5-year credit facility with Sovereign Bank.
•	we paid off our $9.0 million loan with Sutton Hill Capital, LLC which had an interest of 8.25%.
•	in October 2013, we entered into a definitive purchase and sale agreement for the sale of our properties located in Moonee Ponds, Victoria, Australia.

Fourth Quarter 2013 Discussion

Revenue from operations decreased from $65.1 million in the 2012 Quarter to $63.5 million in the same Quarter in 2013, a decrease of $1.6 million or 2.4%.

Our cinema segment revenue decreased by $1.3 million or 2.2% in the 2013 Quarter compared to the same period in 2012.  The 2013 Quarter decrease was primarily due to a $2.8 million or 11.8% decrease in Australian cinema revenue due to a 9.2% decrease in the average ticket price coupled with a quarter over quarter 10.7% decrease in the value of the Australian dollar compared to the U.S. dollar (see below).    Offsetting part of this decrease was a $1.5 million increase in cinema revenue from our U.S. and New Zealand cinemas primarily due to a 2.7% and 2.0% increase in the average ticket prices, respectively.  A 0.5% increase in the value of the New Zealand dollar compared to the U.S. dollar (see below) marginally helped the reported New Zealand revenue.

The top three grossing films for the 2013 Quarter in our worldwide cinema circuit were “Hunger Games: Catching Fire,” “Gravity,” and “Thor: The Dark World.”  These three films accounted for approximately 28.9% of our 2013 Quarter cinema box office revenue.  The top three grossing films for the 2012 Quarter in our worldwide cinema circuit were “Skyfall,” “The Twilight Saga: Breaking Dawn Part 2,” and “Taken 2.”  These three films accounted for approximately 30.1% of our 2012 Quarter cinema box office revenue.

Our real estate segment revenue for the 2013  Quarter decreased by $271,000 or 5.4% primarily related to the closure of our Courtenay Central parking structure in July 2013 as a result of an earthquake in Wellington, New Zealand.  As indicated above, the 10.7% decrease in the value of the Australian dollar compared to the U.S. dollar negatively affected the Australian revenue while the 0.5% increase in the value of the New Zealand dollar compared to the U.S. dollar (see below), slightly assisted the New Zealand revenue.

Operating expense was 78.8% of revenue in the 2013 Quarter compared to 79.4% in the 2012 Quarter, primarily related to decreases in labor and advertising costs relative to the revenue generated.

Additionally, the Australian operating expense decreased for the 2013 Quarter compared to the same period in 2012 because of the aforementioned decrease in the value of the Australian dollar compared to the U.S. dollar (see below).

Depreciation expense decreased for the 2013 Quarter by $79,000 or 2.0% compared to the same period in 2012 due to certain worldwide cinema assets coming to the end of their depreciable lives.

General and administrative expense increased by $1.3 million for the 2013 Quarter compared to the 2012 Quarter.  The increase in general and administrative expense during the 2013 Quarter was primarily related to an increase in corporate pension costs, bonuses, and additional audit fees.

For our statement of operations, the Australian quarterly average exchange rates decreased by 10.7% and the New Zealand quarterly average exchange rates increased by 0.5% since the 2012 Quarter, both of which had an impact on the individual components of our income statement.

Driven by the above factors, our operating income for the 2013 Quarter increased by $325,000 to an operating income of $4.8 million compared to an operating income of $4.5 million in the same quarter last year.

Net interest expense decreased by $904,000 for the 2013 Quarter compared to the 2012 Quarter.  The decrease in interest expense during the 2013 Quarter resulted from an overall decrease in our worldwide debt balances and a decrease in the interest rates on our corporate loans in the U.S. and Australia.  Additionally, our interest expense was lower in the 2013 Quarter due to a larger decrease in the fair value of our interest rate swap liabilities in 2013 compared to the same period in 2012.

For the 2013 Quarter, we recorded $2.1 million in other income, which primarily consisted of a $1.4 million gain on the acquisition and settlement of a cinema; $365,000 of income from unconsolidated entities; and the receipt of insurance proceeds from our business interruption claim for the temporary closure of our cinema in Christchurch, New Zealand.  For the 2012 Quarter, we recorded a $176,000 other loss which consisted of approximately $705,000 of other asset losses principally from the write off of deferred financing costs associated with our GE Capital term loan; offset by, $531,000 in income from unconsolidated entities.

For the 2013 Quarter, our income tax expense was $1.3 million less than the 2012 Quarter primarily because of a timing issue for deferred tax expense between second and fourth quarter 2012 and second and fourth quarter 2013, related to our Australian operations.

For the 2012 Quarter, we recorded a loss from discontinued operations of $284,000 associated with our Indooroopilly property, which was sold for $12.4 million in November 2012.

Noncontrolling interest (income) expense increased from an expense of $641,000 for the 2012 Quarter to an income of $30,000 for the 2013 Quarter primarily related to a $1.5 million impairment loss of our Coachella property in 2012 not recurring in 2013 in which the minority shareholder participates to the extent of his 50% ownership.

Because of the above, we reported a net income of $3.2 million for the 2013 Quarter compared to a net loss of $1.3 million in the 2012 Quarter driven by the aforementioned increase in other income and the decrease in interest expense.

Our EBITDA(1) at $10.9 million for the 2013 Quarter was $2.1 million or 23.9% higher than the EBITDA(1) for the 2012 Quarter of $8.8 million, driven primarily by the $2.3 million increase in other income as explained above.

Our adjusted EBITDA(1) for 2013 Quarter was $9.5 million after excluding the $1.4 million gain on acquisition of a cinema included in other income.    For the 2012 Quarter, our adjusted EBITDA(1) was $10.2 million after excluding $1.5 million of impairment expense related to our

Coachella property.

This resulted in a decrease of $726,000 in adjusted EBITDA(1) or 7.1%, from the 2012 Quarter to the 2013 Quarter.

Twelve Months 2013 Summary

Revenue from operations increased from $254.4 million during the 2012 Twelve Months to $258.2 million in 2013 Twelve Months, a  $3.8 million or a 1.5% increase.

Cinema segment revenue increased $4.7 million driven by an increase in the U.S. box office admissions of  440,000 related to the quality of film product in 2013 Twelve Months compared to the same period in 2012 and augmented by a 2.6% increase in the U.S. average ticket price resulting in a $9.9 million increase in U.S. cinema segment revenue.  This increase in revenue was enhanced by a $2.6 million increase in New Zealand cinema segment revenue resulting from an 121,000 increase in our New Zealand box office admissions primarily from our previously earthquake damaged New Zealand multiplex.  A decrease in Australian cinema revenue resulting in part from a 5.1% decrease in the Australian average ticket price coupled with a year over year 6.5% decrease in the value of the Australian dollar compared to the U.S. dollar (see below) offset these increases.  Finally, the New Zealand revenue increased for the 2013 Twelve Months compared to the same period in 2012 primarily due to the change in the value of the New Zealand dollar compared to the U.S. dollar (see below).

The top three grossing films for the 2013 Twelve Months in our worldwide cinema circuit were “Iron Man 3,” “Hunger Games: Catching Fire,” and “Despicable Me 2.”  These three films accounted for approximately 9.4% of our 2013 Twelve Months cinema box office revenue.  The top three grossing films for the 2012 Twelve  Months were “The Avengers,” “The Dark Knight Rises,” and “Skyfall.”  These three films accounted for approximately 10.8% of our 2012 Twelve Months cinema box office revenue.

Our real estate segment revenue decreased by $923,000 or 4.7% during the 2013 Twelve Months compared to the same period last year.  The decrease in real estate revenue was primarily related to the closure of our Courtenay Central parking structure in July 2013 because of an earthquake in Wellington, New Zealand.  Finally, the Australian real estate segment revenue and New Zealand real estate segment revenue were affected by changes in the value of the Australian and New Zealand dollars compared to the U.S. dollar for the 2013 Twelve Months compared to the same period in 2012 (see below).

Operating expense was 79.0% of revenue in the 2013 Twelve Months compared to the 79.3% in the 2012 Twelve Months primarily related to our revenues increasing while rent and labor costs remained somewhat fixed.  Additionally, changes in the value of the Australian and New Zealand dollars compared to the U.S. dollar (see below), affected both the Australian and New Zealand operating expense.

Depreciation expense decreased for the 2013 Twelve Months by $852,000 or 5.3% compared to the same period in 2012 due to the same reasons noted above for the quarterly results.

General and administrative expense increased by $1.9 million for the 2013 Twelve Months compared to the 2012 Twelve Months.  The increase in general and administrative expense during the 2013 Twelve Months was due to the same reasons noted in the quarterly results.

For our statement of operations, the Australian 2013 Twelve Months average exchange rates decreased by 6.5% and the New Zealand 2013 Twelve Month average exchange rates increased by 1.2% since the 2012 Twelve Months, both of which had an impact on the individual components of our income statement.

Driven by the above factors, our operating income for the 2013 Twelve Months increased by $1.8 million to $20.9 million compared to $19.1 million in the same period last year.

Net interest expense decreased by $6.4 million for the 2013 Twelve Months compared to the 2012 Twelve Months.  The same reasons drove the decrease in interest expense during the 2013 Twelve Months as those noted above for the quarterly results.  The only different driver being a noted decrease in the fair value of our interest rate swap liabilities in 2013 compared to an increase in these liabilities during the same period in 2012 resulting in a comparative decrease in interest expense from the 2012 Twelve Months to the 2013 Twelve Months.

For the 2013 Twelve Months, we recorded $3.2 million in other income which was primarily related to a $1.4 million gain on the acquisition and settlement of a cinema; $1.4 million of income from unconsolidated entities; and the receipt of insurance proceeds from our business interruption claim for the temporary closure of our cinema in Christchurch, New Zealand.  For the 2012 Twelve Months, we recorded $1.2 million in other income which consisted of approximately $1.6 million of income from unconsolidated entities; offset by, $418,000 of other asset losses principally from the write off of deferred financing costs associated with our GE Capital term loan.

For the 2012 Twelve Months, we recorded a loss from discontinued operations of $405,000 associated with our Indooroopilly property which was sold for $12.4 million in November 2012.

Noncontrolling interest (income) expense increased from an expense of $492,000 for the 2012 Twelve Months to an income of $104,000 for the 2013 Twelve Months for the same reason noted in the quarterly results.

As a result of the above, we reported a net income of $9.0 million for the 2013 Twelve Months compared to a net loss of $914,000 in 2012, driven primarily by the $6.4 million decrease in interest expense noted above and the $1.8 million increase in operating income.

Our EBITDA(1) at $39.2 million for the 2013 Twelve Months was $2.4 million or 6.6% higher than the EBITDA(1) for the 2012 Twelve Months of $36.8 million, driven primarily by the higher operating income.

Our adjusted EBITDA(1) for 2013 Twelve Months was $37.9 million after excluding the $1.4 million gain on acquisition of a cinema.For the 2012 Twelve Months, our adjusted EBITDA(1) was $38.6 million after excluding $1.5 million impairment expense related to our Coachella property and $318,000 impairment expense related to our sold Indooroopilly property.

This resulted in a decrease of $723,000 in adjusted EBITDA(1) or 1.9%, from the 2012 Twelve Months to the 2013 Twelve Months.

Balance Sheet and Liquidity

Our total assets at December 31, 2013 were $386.8 million compared to $428.6 million at December 31, 2012.  The currency exchange rates for Australia and New Zealand as of December 31, 2013 were $0.8929 and $0.8229, respectively, and as of December 31, 2012, these rates were $1.0393 and $0.8267, respectively.  As a result, currency had a negative effect on the balance sheet at December 31, 2013 compared to December 31, 2012.

On March 20, 2013, pursuant to the loan agreement, we extended the term of our US Cinema 1, 2, 3 Term Loan by one year to June 27, 2014 for a renewal fee of $150,000.  On March 25, 2013, Bank of America extended the borrowing limit on our BofA Revolver from $30.0 million to $35.0 million and we borrowed $5.0 million on this revolver.  On May 29, 2013, we refinanced our Liberty Theaters loan with a $7.5 million loan securitized only by our Minetta and Orpheum theatres, releasing the Royal George from the securitization.  This loan has a maturity date of June 1, 2018, and bears an interest rate of LIBOR plus a 2.75% margin with a LIBOR rate cap of 4.00% plus the 2.75% margin.  On June 18, 2013, we paid off our 8.25% note to Sutton Hill Capital (“SHC”) of $9.0 million.  As the debtor on this note was Sutton Hill Properties, LLC (“SHP”), in which we have a 75% interest, the note was, in effect, paid

$6.75 million by us and $2.25 million by our co-investor.   In addition, on June 28, 2013, we repaid the entire $2.0 million outstanding balance on our $5.0 million Bank of America line of credit.

Our cash position at December 31, 2013 was $37.7 million.  Of the $37.7 million, $17.9 million was in the U.S., $12.1 million was in Australia, and $7.7 million was in New Zealand.  As part of our main credit facilities in Australia, New Zealand, and the U.S., we are subject to certain debt covenants, which limit the transfer or use of cash outside of the various regional subsidiaries in which the cash is held.  As such, at December 31, 2013 we have approximately $15.8 million of cash worldwide that is not restricted by loan covenants.

At December 31, 2013, we had undrawn funds of $4.5 million (AUS$5.0 million) available under our NAB line of credit in Australia, $9.9 million (NZ$12.0 million) available under our New Zealand Corporate Credit facility, and $5.0 million available under our Bank of America loan revolver and line of credit in the U.S.  Accordingly, we believe that we have sufficient borrowing capacity under our various credit facilities, (the short-term nature of two such facilities is currently being addressed and we believe will be resolved by May 31, 2014 at the latest), which together with our $37.7 million cash balance, will allow us to meet our anticipated short-term working capital requirements.

Our working capital at December 31, 2013 was a negative $71.8 million compared to a negative $21.4 million at December 31, 2012.  This increase in negative working capital resulted primarily from our Australian NAB Corporate Term Loan and our U.S. Cinemas 1, 2, 3 Term Loan becoming current liabilities during 2013.    As mentioned above, we are in the process of renegotiating these loans with our current lenders.  If the current debt is excluded from working capital, our resulting working capital would be positive.

Stockholders’ equity was $121.7 million at December 31, 2013 compared to $131.0 million at December 31, 2012,  a reduction primarily related to decreases in the currency exchange rates for Australia and New Zealand; offset by, a $9.0 million decrease in accumulated deficit resulting from our 2013 net income.

(1)The Company defines EBITDA as net income (loss) before net interest expense, income tax benefit, depreciation, and amortization.  The company defines adjusted EBITDA as EBITDA adjusted for unusual or infrequent events or items that are of a non-cash nature.  EBITDA and adjusted EBITDA are presented solely as supplemental disclosures as we believe they are relevant and useful measures to compare operating results among our properties and competitors, as well as measurement tools for the evaluation of operating personnel.  EBITDA and adjusted EBITDA are not measures of financial performance under the promulgations of generally accepted accounting principles (“GAAP”).  EBITDA and adjusted EBITDA should not be considered in isolation from, or as substitutes for, net loss, operating loss or cash flows from operations determined in accordance with GAAP.  Finally, EBITDA and adjusted EBITDA are not calculated in the same manner by all companies and accordingly, may not be appropriate measures for comparing performance among different companies.  See the “Supplemental Data” table attached for a reconciliation of EBITDA to net income (loss).

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets.  Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and
•

the development, ownership, and operation of retail and commercial real estate in Australia, New Zealand, and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide business under various different brands:

•	in the United States, under the

o	Reading brand (http://www.readingcinemasus.com);
o	Angelika Film Center brand (http://www.angelikafilmcenter.com);
o	Consolidated Theatres brand (http://www.consolidatedtheatres.com);
o	City Cinemas brand (http://www.citycinemas.com);
o	Beekman Theatre brand (http://www.beekmantheatre.com);
o	The Paris Theatre brand (http://www.theparistheatre.com);
o	Liberty Theatres brand (http://libertytheatresusa.com/); and
o	Village East Cinema brand (http://villageeastcinema.com)

•	in Australia, under the

o	Reading brand (http://www.readingcinemas.com.au); and
o	Newmarket brand (http://readingnewmarket.com.au)

•	in New Zealand, under the

o	Reading brand (http://www.readingcinemas.co.nz);
o	Rialto brand (http://www.rialto.co.nz);
o	Reading Properties brand (http://readingproperties.co.nz);
o	Courtenay Central brand (http://www.readingcourtenay.co.nz);
o	Steer n’ Beer restaurant brand (http://steernbeer.co.nz); and
o	Taupo Motel brand (http://www.sailstaupo.co.nz).

Forward-Looking Statements

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:
o	The number and attractiveness to movie goers of the films released in future periods;
o	The amount of money spent by film distributors to promote their motion pictures;
o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;
o

The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

o	The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment 6 options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD rentals and sales, and so called “movies on demand;”
•	With respect to our real estate development and operation activities:
o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;
o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;
o	the risks and uncertainties associated with real estate development;
o	The availability and cost of labor and materials;
o	Competition for development sites and tenants;
o	The extent to which our cinemas can continue to serve as an anchor tenant which will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations; and
o	Certain of our activities are in geologically active areas, creating a risk of damage and/or disruption of real estate and/or cinema businesses from earthquakes.
•

With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;
o	The relative values of the currency used in the countries in which we operate;
o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;
o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);
o

Our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health-related problems;

o	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and
o	Changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation,  no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Finally, we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma”

information or “non-US GAAP financial measures.”  In such case, a reconciliation of this information to our US GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer

Reading International, Inc.  (213) 235-2240

Reading International, Inc. and Subsidiaries

Supplemental Data

Reconciliation of EBITDA to Net Income

(dollars in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Revenue	$63,540	$65,117	$258,221	$254,430
Operating expense
Cinema/real estate	50,049	51,725	204,036	201,674
Depreciation and amortization	3,954	4,033	15,197	16,049
Impairment	--	1,463	--	1,463
General and administrative	4,732	3,416	18,053	16,117

Operating income	4,805	4,480	20,935	19,127

Interest expense, net	(1,914)	(2,818)	(10,037)	(16,426)
Other income (expense)	2,122	(176)	3,189	1,202
Income tax expense	(1,802)	(3,120)	(4,942)	(4,904)
Loss from discontinued operations	--	(284)	--	(405)
Net (income) loss attributable to noncontrolling interests	(30)	641	(104)	492
Net income (loss)	3,181	(1,277)	9,041	(914)

Basic earnings (loss) per share	$0.14	$(0.06)	$0.39	$(0.04)
Diluted earnings (loss) per share	$0.13	$(0.06)	$0.38	$(0.04)

EBITDA*	$10,851	$8,755	$39,217	$36,800

EBITDA* change	$2,096		$2,417

*EBITDA presented above is net income adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment for discontinued operations (this includes interest expense and depreciation and amortization for the discontinued operations).

Reconciliation of EBITDA to the net income is presented below:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Net income (loss)	$3,181	$(1,277)	$9,041	$(914)
Add: Interest expense, net	1,914	2,818	10,037	16,426
Add: Income tax expense	1,802	3,120	4,942	4,904
Add: Depreciation and amortization	3,954	4,033	15,197	16,049
Adjustment for discontinued operations	--	61	--	335

EBITDA	$10,851	$8,755	$39,217	$36,800

Reading International, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(U.S. dollars in thousands, except per share amounts)

	Year Ended December 31,
	2013	2012	2011

Operating revenue
Cinema	$239,418	$234,703	$225,849
Real estate	18,803	19,727	19,130
Total operating revenue	258,221	254,430	244,979

Operating expense
Cinema	193,206	190,511	182,215
Real estate	10,830	11,163	10,190
Depreciation and amortization	15,197	16,049	16,595
General and administrative	18,053	16,117	17,432
Impairment expense	--	1,463	369
Total operating expense	237,286	235,303	226,801

Operating income	20,935	19,127	18,178

Interest income	407	800	1,482
Interest expense	(10,444)	(17,226)	(22,520)
Net gain (loss) on sale of assets	(56)	144	(67)
Other income (expense)	1,876	(563)	1,157
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures and entities	12,718	2,282	(1,770)
Income tax benefit (expense)	(4,942)	(4,904)	12,330
Income (loss) before equity earnings (loss) of unconsolidated joint ventures and entities	7,776	(2,622)	10,560
Equity earnings (loss) of unconsolidated joint ventures and entities	1,369	1,621	(1,552)
Income (loss) before discontinued operations	9,145	(1,001)	9,008
Income (loss) from discontinued operations, net of tax	--	(85)	232
Gain (loss) on sale of discontinued operations	--	(320)	1,656
Net income (loss)	$9,145	$(1,406)	$10,896
Net (income) loss attributable to noncontrolling interests	(104)	492	(940)
Net income (loss) attributable to Reading International, Inc. common shareholders	$9,041	$(914)	$9,956

Basic income (loss) per common share attributable to Reading International, Inc. shareholders:
Earnings (loss) from continuing operations	$0.39	$(0.02)	$0.36
Earnings (loss) from discontinued operations, net	--	(0.02)	0.08
Basic income (loss) per share attributable to Reading International, Inc. shareholders	$0.39	$(0.04)	$0.44

Diluted income (loss) per common share attributable to Reading International, Inc. shareholders:
Earnings (loss) from continuing operations	$0.38	$(0.02)	$0.35
Earnings (loss) from discontinued operations, net	--	(0.02)	0.08
Diluted income (loss) per share attributable to Reading International, Inc. shareholders	$0.38	$(0.04)	$0.43
Weighted average number of shares outstanding–basic	23,348,003	23,028,596	22,764,666
Weighted average number of shares outstanding–diluted	23,520,271	23,028,596	22,993,135

Reading International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(U.S. dollars in thousands)

	December 31,
	2013	2012
ASSETS
Current Assets:
Cash and cash equivalents	$37,696	$38,531
Time deposits	--	8,000
Receivables	9,087	8,514
Inventory	941	918
Investment in marketable securities	55	55
Restricted cash	782	2,465
Deferred tax asset	3,273	3,659
Prepaid and other current assets	3,283	3,576
Total current assets	55,117	65,718

Operating property, net	191,660	202,778
Land held for sale	11,052	--
Investment and development property, net	74,230	94,922
Investment in unconsolidated joint ventures and entities	6,735	7,715
Investment in Reading International Trust I	838	838
Goodwill	22,159	22,898
Intangible assets, net	13,440	15,661
Deferred tax asset, net	5,566	8,989
Other assets	6,010	9,069
Total assets	$386,807	$428,588

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$18,608	$18,909
Film rent payable	6,438	6,657
Notes payable – current portion	75,538	19,714
Notes payable to related party – current portion	--	9,000
Taxes payable	8,308	15,234
Deferred current revenue	11,864	11,587
Other current liabilities	6,155	6,032
Total current liabilities	126,911	87,133

Notes payable – long-term portion	65,009	139,970
Subordinated debt	27,913	27,913
Noncurrent tax liabilities	12,478	8,859
Other liabilities	32,749	33,759
Total liabilities	265,060	297,634
Commitments and contingencies (Note 19)
Stockholders’ equity:
Class A non-voting common stock, par value $0.01, 100,000,000 shares authorized,
32,254,199 issued and 21,890,029 outstanding at December 31, 2013 and 31,951,945
issued and 21,587,775 outstanding at December 31, 2012	225	223
Class B voting common stock, par value $0.01, 20,000,000 shares authorized and
1,495,490 issued and outstanding at December 31, 2013 and at December 31, 2012	15	15
Nonvoting preferred stock, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at December 31, 2013 and December 31, 2012	--	--
Additional paid-in capital	137,849	136,754
Accumulated deficit	(57,952)	(66,993)
Treasury shares	(4,512)	(4,512)
Accumulated other comprehensive income	41,515	61,369
Total Reading International, Inc. stockholders’ equity	117,140	126,856
Noncontrolling interests	4,607	4,098
Total stockholders’ equity	121,747	130,954
Total liabilities and stockholders’ equity	$386,807	$428,588